SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No._)
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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☒	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

ASK JEEVES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASK JEEVES, INC. 5858 Horton Street, Suite 350 Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2003
_____________________

To the Stockholders of Ask Jeeves, Inc.:

     Notice is hereby given that the Annual Meeting of Stockholders of Ask Jeeves, Inc., a Delaware corporation, will be held on Friday, May 9, 2003 at 10:00 a.m. local time at The Woodfin Hotel, 5800 Shellmound Street, Emeryville, California. At the meeting we will call for votes regarding the:

1.	election of two directors to hold office until the 2006 Annual Meeting of Stockholders, or until their successors are duly elected and qualified;

2.	ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2003; and

3.	transaction of such other business as may properly come before the meeting or any adjournments or postponements that may take place.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Our board of directors recommends that you vote in favor of the two proposals outlined in this proxy statement.

     At the meeting we will also report on our 2002 business results and other matters of interest to stockholders.

     Only stockholders who owned stock at the close of business on April 4, 2003 can vote at this meeting or any adjournments or postponements that may take place.

By Order of the Board of Directors, /s/ Brett M. Robertson Brett M. Robertson Secretary and General Counsel

Emeryville, California
April 4, 2003

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY SOLICITATION AND VOTING
General
Solicitation
Record Date, Voting Rights and Shares Outstanding
Abstentions
Broker Non-Votes
Quorum
Vote Required
Revocability of Proxies
PROPOSAL 1 ELECTION OF DIRECTORS
Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting
Directors Continuing in Office Until the 2004 Annual Meeting
Directors Continuing in Office Until the 2005 Annual Meeting
Board Committees and Meetings
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION OF DIRECTORS AND OFFICERS
Compensation of Directors
Compensation of Executive Officers
Stock Option Grants
Stock Option Exercises
Compensation, Change-in-Control and Severance Arrangements
Compensation Committee Interlocks and Insider Participation
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
Compensation Philosophy
Chief Executive Officer Compensation
Certain Tax Considerations
Conclusion
AUDIT COMMITTEE REPORT
AUDITING
Auditors
Audit Fees
All Other Fees
Auditor Independence
Audit Committee Charter
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Interested Transactions
OTHER MATTERS
STOCKHOLDER PROPOSALS

ASK JEEVES, INC.
5858 Horton Street, Suite 350
Emeryville, California 94608
_____________________

PROXY STATEMENT
April 4, 2003
_____________________

PROXY SOLICITATION AND VOTING	3
General	3
Solicitation	3
Record Date, Voting Rights and Shares Outstanding	3
Abstentions	3
Broker Non-Votes	4
Quorum	4
Vote Required	4
Revocability of Proxies	4
PROPOSAL 1 ELECTION OF DIRECTORS	5
Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting	5
Directors Continuing in Office Until the 2004 Annual Meeting	6
Directors Continuing in Office Until the 2005 Annual Meeting	7
Board Committees and Meetings	7
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	8
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	11
COMPENSATION OF DIRECTORS AND OFFICERS	12
Compensation of Directors	12
Compensation of Executive Officers	14
Stock Option Grants and Exercises	16
Compensation, Change–in-Control and Severance Arrangements	18
Compensation Committee Interlocks and Insider Participation	26
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	26
Compensation Philosophy	26
Chief Executive Officer Compensation	28
Certain Tax Considerations	28
Conclusion	29
AUDIT COMMITTEE REPORT	29
AUDITING	30
Auditors	30
Audit Fees	30
All Other Fees	30
Auditor Independence	30
Audit Committee Charter	30
PERFORMANCE MEASUREMENT COMPARISON	31
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32
Interested Transactions	32
OTHER MATTERS	32
STOCKHOLDER PROPOSALS	33

PROXY SOLICITATION AND VOTING

General

     The enclosed proxy is solicited on behalf of the board of directors of Ask Jeeves, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Friday, May 9, 2003, at 10:00 a.m. local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Woodfin Hotel, 5800 Shellmound Street, Emeryville, California. We intend to mail this proxy statement and accompanying proxy card on or about April 14, 2003 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

     Ask Jeeves will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians that hold in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone or personal solicitation by our directors, officers or other regular employees or, at our request, a professional proxy solicitor. No additional compensation will be paid to our directors, officers or other regular employees for such services, but the professional proxy solicitor will be paid its customary fee if it renders solicitation services.

Record Date, Voting Rights and Shares Outstanding

     Holders of record of common stock at the close of business on April 4, 2003 will be entitled to notice of and to vote at the Annual Meeting. Each holder of record of our common stock on the record date will be entitled to one vote per share on each matter to be voted upon at the Annual Meeting. Each board of directors seat up for election is considered to be a separate matter.

     All votes will be tabulated by the inspector of election appointed for the meeting. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Abstentions

     When an eligible voter attends the meeting but decides not to vote, his or her decision not to vote is called an abstention. Properly executed proxy cards that are marked “abstain” or “withhold authority” on any proposal will be treated as abstentions for that proposal. We will treat abstentions as follows:

•	abstention shares are present and entitled to vote for purposes of determining the presence of a quorum, as discussed in more detail below;

•	abstentions will be treated as not voting for purposes of determining the approval of any matter submitted to the stockholders for a vote requiring a plurality, a majority or some other percentage of the votes actually cast; and

•	abstentions will have the same effect as votes against a proposal if the vote required is a majority or some other percentage of the voting power present or of the votes entitled to be cast.

Broker Non-Votes

     Many of our investors do not hold our shares directly, but instead hold the shares in “street name” through their brokers. Brokers holding shares for their clients generally do not have authority to vote those shares on extraordinary proposals unless the client provides specific voting instructions to the broker. When no such instructions are received, brokers are generally required to return the proxy card (or a substitute) marked with an indication that the broker lacks voting power over that particular extraordinary proposal. This type of response is known as a “broker non-vote.”

Quorum

     A quorum must be initially present at the meeting before any proposal may be voted upon. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting.

     At the close of business on the record date, April 4, 2003, we had outstanding 43,327,734 shares of Ask Jeeves common stock, all of which are entitled to vote at the Annual Meeting. Accordingly, 21,663,868 shares must be present, either in person or represented by proxy, at the meeting to constitute a quorum. Once a quorum is established at the meeting, it generally cannot be broken by the departure of voters.

     For the purposes of determining a quorum, abstentions will count as shares present at the meeting and thus will count toward the presence of a quorum. Broker non-votes will also count toward the presence of a quorum, so long as the broker’s proxy card grants voting power over at least one issue to the designated proxy.

Vote Required

     In the election of directors, the two candidates who receive a plurality of the votes, (that is, the two candidates who receive the most votes), will become directors. To ratify the appointment of our auditors, a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject, must be voted in favor of the auditors. If other matters are properly brought before the Annual Meeting, the vote required will be determined by applicable law, Nasdaq rules, and the Ask Jeeves charter and bylaws, as applicable.

Revocability of Proxies

     Any stockholder of record giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by:

•	filing a written notice of revocation or a duly executed proxy bearing a later date with the Secretary of Ask Jeeves at our principal executive offices at 5858 Horton Street, Suite 350, Emeryville, California 94608, or

•	attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

     Please note that if your shares are held of record by a broker, bank or other nominee, you must contact that record holder to determine how to revoke any proxies the record holder submitted on your behalf.

PROPOSAL 1
ELECTION OF DIRECTORS

     Our Amended and Restated Certificate of Incorporation and bylaws provide that our board of directors shall be divided into three classes, with each class having a three-year term. Vacancies on our board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by our board of directors to fill a vacancy (including a vacancy created by an increase in our board of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and has qualified.

     Our board of directors is currently composed of seven members. In September 2001, Daniel J. Nova resigned his position as director. In March 2002, our board of directors appointed Joshua C. Goldman to fill the vacancy created by Mr. Nova’s resignation.

     The terms of our two Class I directors, Messrs. Goldman and Yang, expire in 2003. Each of them has been nominated for election, or re-election, by the board. (Mr. Goldman is currently serving as a director by appointment of our board and thus he was not originally elected by our stockholders.) If elected at the Annual Meeting, each Class I director nominee will serve until the 2006 annual meeting and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be designated by the present board of directors. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2006 Annual Meeting

     Joshua C. Goldman, age 37, was appointed as a director in March 2002 and currently serves as a member of our audit committee. Since July 2002, Mr. Goldman has served as Chief Executive Officer of Blue Falcon Networks, a software company. From March 2002 to July 2002, Mr. Goldman served as Entrepreneur-in-Residence with Sprout Group, a venture capital firm. Mr. Goldman served as President and Chief Executive Officer of mySimon, Inc., an Internet and business consulting company, from January 1999 to March 2002. Beginning in October 2000, after mySimon’s acquisition by CNET Networks, Inc., a technology and media company, in February 2000, Mr. Goldman also held the position of President, Consumer Division of CNET Networks, Inc. until March 2002. Mr. Goldman was Vice President, Marketing of mySimon from November 1998 to January 1999. Prior thereto from April 1996 to April 1998, Mr. Goldman was Partner and Vice President of Business Solutions of USWeb, Inc., an e-commerce company. Mr. Goldman is a member of the board of directors and on the audit committee of Synaptics, Inc., a publicly-held developer and supplier of custom-designed interface solutions for personal computers, consumer electronics, and embedded systems.

     Geoffrey Y. Yang, age 44, has served as a director of Ask Jeeves since February 1999. Mr. Yang currently serves on our compensation committee. Since August 1999, Mr. Yang has been a managing director of Redpoint Ventures, a venture capital firm. Since June 1989, Mr. Yang also has been a general partner of Institutional Venture Partners, a venture capital firm. Mr. Yang is a member of the board of directors of TiVo, Inc., the creator of television services for digital video recorders, and Turnstone Systems, Inc., a provider of hardware and software products that enable local exchange carriers to automate the deployment and maintenance of copper local loop services, as well as several other privately-held companies.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH OF THE ABOVE NAMED NOMINEES.

Directors Continuing in Office Until the 2004 Annual Meeting

   A.   George (Skip) Battle, age 59, has served as a director of Ask Jeeves since August 1998 and as Chief Executive Officer since December 2000. Additionally, he served as interim President of Jeeves Solutions, a division of our company, from July 2002 to March 2003. Prior to joining Ask Jeeves, Mr. Battle was a business consultant, investor and served as a member of the boards of directors of several technology companies from 1995 to 2000. Prior thereto, Mr. Battle served Andersen Consulting in various roles including Worldwide Managing Partner, Market Development and as a member of the firm’s Executive Committee, Global Management Council and Partner Income Committee. Mr. Battle retired from Andersen Consulting in June 1995. Mr. Battle is currently Chairman of the Board of Fair, Isaac and Company, Inc., a member of the boards of directors of PeopleSoft, Inc. and Barra Inc., as well as a director of Masters Select Equity Fund, Masters Select International Fund and Masters Select Value Fund, registered investment companies.

     Garrett Gruener, age 48, is a founder of Ask Jeeves and has served as a director of Ask Jeeves since June 1996 and as Chairman of our board of directors since December 2000. He also served as Secretary of Ask Jeeves from June 1996 to August 1997. Mr. Gruener is a founding general partner and serves as a managing director of Alta Partners, a venture capital firm, which was formed in February 1996. Prior to such time, Mr. Gruener had been a general partner of Burr, Egan, Deleage & Co., a venture capital firm, since September 1992. Mr. Gruener is a member of the board of directors of ImageX.com, Inc., a public company, and two privately-held companies, DigiLens, Inc., and Nanomix.

     Roger A. Strauch, age 47, has served as a director of Ask Jeeves since August 1997. From August 1997 through December 2000 he served as the Chairman of our board of directors. Mr. Strauch was Chief Executive Officer of Ask Jeeves from April 1998 to November 1998. While a member of our board of directors, Mr. Strauch served as interim Chief Executive Officer and Chief Financial Officer of Symmetricom, Inc., a manufacturer of telecommunications hardware, from July 1998 to December 1998. Mr. Strauch was the President and Chief Executive Officer of TCSI, Inc., a telecom software company, from 1983 to 1997. Since July 1997, Mr. Strauch has been Chairman of The Roda Group, a venture development firm. Mr. Strauch serves as a member of the board of directors of Polyserve, Inc., an enterprise data center software company, NightFire Software Inc., a telecommunications software company and Touchpoint, Inc., a provider of software and services for personalized print communications, and, is on the board of directors of several other privately-held technology companies, including SightSpeed, a videoconferencing software company.

Directors Continuing in Office Until the 2005 Annual Meeting

     David S. Carlick, age 53, was appointed as a director of Ask Jeeves in August 2001. Mr. Carlick currently serves as Chairman of our compensation committee and as a member of our audit committee. Mr. Carlick served in various positions leading to partner at VantagePoint Venture Partners, a venture capital firm, from October 1997 to December 2001, and is presently a partner with that firm. From April to September 1997, Mr. Carlick was President, Media Operations for PowerAgent, a start-up company involved in opt-in marketing and consumer privacy. Prior thereto, Mr. Carlick held positions leading to Executive Vice President at Poppe Tyson, an advertising agency and interactive marketing firm and subsidiary of BJK&E Worldwide (Bozell) from April 1993 until March 1997. In 1996, while at Poppe Tyson, Mr. Carlick co-founded DoubleClick, which provides on-line marketing services. Mr. Carlick is a member of the board of directors of ArtMachine, SatMetrix Systems, and Touchpoint, Inc., all privately-held companies.

     James D. Kirsner, age 58, was appointed as a director of Ask Jeeves in January 2001. Mr. Kirsner currently serves as Chairman of our audit committee. Mr. Kirsner retired in June 2001 from Barra, Inc., a provider of analytical models, information, software and services to investment managers worldwide, where he had served as Vice President, Barra Ventures, since January 2001 and as Chief Financial Officer from November 1993 to January 2001. Prior to Barra, Mr. Kirsner was a partner in the audit and business advisory practice of Arthur Andersen LLP. Since February 2001, Mr. Kirsner has provided business consulting services to various companies, including Tukman Capital Management, Inc., a registered investment advisor. Mr. Kirsner is a member of the board of directors of Bank of Marin, a publicly-traded banking institution.

Board Committees and Meetings

     During the fiscal year ended December 31, 2002, our board of directors held six regularly scheduled meetings, 14 special meetings, and acted by unanimous written consent nine times. Our board of directors has formed an Audit Committee and a Compensation Committee.

     Each member of our board of directors attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors and (ii) the total number of meetings held by all committees of the board of directors on which such director served during fiscal 2002.

Audit Committee

     Our audit committee meets with our independent auditors at least quarterly to review the results of the annual audit and discuss the annual and quarterly consolidated financial statements; receives and considers the independent auditors’ comments as to financial controls; provides oversight related to our financial reporting practices; and the quality and integrity of our financial reports, and recommends to our board of directors the independent auditors to be retained. Our audit committee operates under a written charter adopted by our board of directors that is reviewed at least annually. Our audit committee is composed of three non-employee directors, Messrs. Carlick, Kirsner and Goldman, each of whom is independent, as independence is currently defined by Rule 4200(a) of the Nasdaq listing standards. Our board of directors has not yet determined which members of the committee qualify as “Audit Committee Financial Experts” under new SEC rules adopted in January 2003, which will be effective later this year. Our board will consider this matter during 2003 as a part of its ongoing governance review. Our audit committee met five times during 2002.

Compensation Committee

     Our compensation committee has been delegated the authority by our board of directors to administer all of our equity incentive plans and our employee stock purchase plan. Our compensation committee makes recommendations concerning salaries and incentive compensation, awards stock options, stock bonuses, and restricted stock to employees and consultants under our equity incentive plans and otherwise determines compensation levels and performs such other functions regarding compensation as our board of directors may delegate. Our compensation committee is composed of two non-employee directors, Messrs. Carlick and Yang. Our compensation committee met two times during 2002 and acted once by written consent.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On the recommendation of the audit committee, our board of directors has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2003. The audit committee has further recommended to our board that we submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since 1998. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. However, our board of directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. Shares represented by executed proxies will be voted, if authority to do so is not withheld, FOR the ratification of Ernst & Young LLP as our independent auditors. If the stockholders fail to ratify the selection, our audit committee (and our board of directors) will reconsider whether or not to retain that firm. Even if the selection is ratified, our audit committee in its discretion may recommend, and our board of directors in their discretion may direct, the appointment of different independent auditors at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of February 1, 2003 the names, addresses and holdings with respect to the beneficial ownership of our common stock by:

• each person or entity known by us to beneficially own more than 5% of our outstanding common stock;

• each of our directors;

• each of the executive officers named in the Summary Compensation Table; and

• all of our current directors and executive officers as a group.

     The following table shows beneficial ownership in accordance with the rules of the Securities and Exchange Commission to include securities over which a named person has or shares voting or investment control, as well as securities over which a named person has the right to acquire voting or investment control within 60 days of February 1, 2003, such as upon exercise of an option that is currently vested or which vests within that 60-day period. Unless otherwise indicated by footnote, the persons named in the table have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to applicable community property laws. Unless otherwise noted, the address of each person in the table is c/o Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, California 94608.

	Number of Shares	Percentage of Class
Directors and Officers	Beneficially Owned	(1)

A. George (Skip) Battle (2)	1,528,972	3.44%
David S. Carlick (3)	56,024	*
Joshua C. Goldman (4)	18,000	*
Garrett Gruener (5)	2,342,046	5.27%
James D. Kirsner (6)	178,083	*
Roger A. Strauch (7)	2,073,083	4.66%
Geoffrey Y. Yang (8)	1,431,751	3.22%
Steven J. Sordello (9)	278,311	*
Steven Berkowitz (10)	231,473	*
Adrian Cox (11)	92,000	*
Claudio A. Pinkus (12)	554,265	1.25%
George S. Lichter	0	*
Cynthia L. Pevehouse	0	*

All current directors and executive officers as a group (14 persons) (13)	8,999,620	20.25%

*	Represents beneficial ownership of less than 1%.

(1)	Calculated in accordance with SEC rules based on 41,975,689 shares of common stock actually outstanding on February 1, 2003 plus, for each listed person, the number of shares of common stock such person has the right to acquire (including, for example, upon exercise of options) within the following 60 days.

(2)	Includes 985,833 shares issuable pursuant to options exercisable within 60 days, 7,500 shares which are subject to a right of repurchase by Ask Jeeves, 34,847 shares held by A. George Battle Custodian under Emily Taylor Battle UTMA IL, 24,847 shares held by A. George Battle, Trustee UA 7-29-96 Daniel Kurt Webster Battle Trust, 8,000 shares held by Mr. Battle’s wife as Custodian under CAUTMA for Catherine McNelley, 2,000 shares held by The Battle Family Foundation, and 7,500 shares held by Daniel Kurt Webster Battle. Excludes 64,939 shares of restricted stock that will not vest prior to the 60 days following February 1, 2003.

(3)	Includes 30,259 shares issuable pursuant to options exercisable within 60 days and 25,000 shares held by Wholly Cow, LLC. Includes 325 shares held by Mr. Carlick as Custodian under CUTMA for Scott Cooper, of which Mr. Carlick disclaims beneficial ownership. Includes 440 shares held by Mr. Carlick as Custodian under CUTMA for Martin Cooper, of which Mr. Carlick disclaims beneficial ownership.

(4)	Includes 12,500 shares issuable pursuant to options exercisable within 60 days.

(5)	Includes 42,083 shares issuable pursuant to options exercisable within 60 days. Includes 84,483 shares held by Mr. Gruener’s wife, Amy Slater, 250 shares held by Mr. Gruener as Custodian under CUTMA for Lindsay Pittman, and 100,000 shares held by Garrett Gruener Annuity Trust dated June 20, 1999, Garrett Gruener, Trustee.

(6)	Includes 42,083 shares issuable pursuant to options exercisable within 60 days and 1,000 shares held by Kirsner Family Trust U/A Dated 5/24/93, James D. and Joan C. Kirsner, Trustee.

(7)	Includes 42,083 shares issuable pursuant to options exercisable within 60 days. Includes 1,815,000 shares held by Roger A. Strauch, Trustee, Strauch Kulhanjian Family Trust UAD December 3, 1992. Also includes 5,500 shares held by Bennos M. Kling Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Samuel J.M. Kling Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Jesse Kling Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Rebecca A. Miller Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Sarah Miller Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Julia F. Dan Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Kalden Gonsar Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Fletcher Kennamer Educational Trust, Roger A. Strauch, Trustee, 4,000 shares held by Aidan Clements Educational Trust, Roger A. Strauch, Trustee, 21,000 shares held by Cooper Ogden Miller Educational Trust, Roger A. Strauch, Trustee, 50,000 shares held by Roger Strauch as Custodian under CUTMA for Alexander K. Strauch, 50,000 shares held by Roger Strauch as Custodian under CUTMA for Paul K. Strauch, 50,000 shares held by Roger Strauch as Custodian under CUTMA for Nairi S. Strauch, 2,500 shares held by Matilda Rosa Kennamer Educational Trust, Roger A. Strauch, Trustee, 2,500 shares held Sean McKenny Clements Educational Trust, Roger A. Strauch, Trustee, and 2,500 shares held by Anna Rose Clements Educational Trust, Roger A. Strauch, Trustee, as to which Mr. Strauch disclaims beneficial ownership.

(8)	Includes 42,083 shares issuable pursuant to options exercisable within 60 days and 3,475 shares held by Yang Family Trust, Geoffrey Y. Yang, Trustee. Institutional Venture Partners manages Institutional Venture Partners VIII, L.P. (“IVP”) and IVM Investment Fund VIII, LLC (“IIF”, and together with IVP, the “Institutional Entities”). Includes 1,365,400 shares of common stock owned by IVP and 20,793 shares of common stock owned by IIF. Geoffrey Y. Yang is a Managing Director of the General Partner of IVP, which is the Manager of IIF, and thus exercises shared voting and investment power with respect to the shares held by the Institutional Entities. Mr. Yang disclaims beneficial ownership in the shares held by the Institutional Entities except to the extent of his individual partnership interests.

(9)	Includes 224,156 shares issuable pursuant to options exercisable within 60 days. Excludes 33,046 shares of restricted stock that will not vest prior to the 60 days following February 1, 2003.

(10)	Includes 219,166 shares issuable pursuant to options exercisable within 60 days. Excludes 43,988 shares of restricted stock that will not vest prior to the 60 days following February 1, 2003.

(11)	Includes 92,000 shares issuable pursuant to options exercisable within 60 days.

(12)	Includes 533,957 shares issuable pursuant to options exercisable within 60 days. Excludes 39,509 shares of restricted stock that will not vest prior to the 60 days following February 1, 2003.

(13)	Includes 2,430,667 shares issuable upon exercise of options granted to our directors and executive officers that are exercisable within 60 days, and 7,500 shares which are subject to a right of repurchase by Ask Jeeves. Excludes 181,482 shares of restricted stock that will not vest prior to the 60 days following February 1, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own 10% or more of our common stock, to report their beneficial ownership of our common stock (and any related options) to the Securities and Exchange Commission. Their initial report must be filed using the SEC’s Form 3 and they must report subsequent stock purchases, sales, option exercises and other changes using the SEC’s Form 4, which must be filed within two business days of most transactions. In some cases, such as changes in ownership arising from gifts and inheritances, the SEC allows delayed reporting at year-end on Form 5. Officers, directors and stockholders owning more than 10% of our common stock are required by SEC regulations to furnish us with copies of all of reports they file pursuant to Section 16(a). We make the services of our legal department available to our officers and directors to assist them in meeting their filing obligations.

     Based solely on our review of copies of these reports filed by or on behalf of our officers and directors (or written representations that no such reports were required), we believe that since January 1, 2002 all of our officers and directors and stockholders owning greater than 10% of our common stock complied with all applicable Section 16(a) filing requirements, except as described in the table below. As indicated in the table, a number of our officers and directors filed late reports during 2002 and early 2003. This tardiness resulted from a confluence of several factors. First, our normal reporting procedures were disrupted by successive rounds of corporate downsizing during 2001 and 2002. Our staffing difficulties were compounded by the resignation of our prior general counsel in late 2002 at about the same time as SEC rulemaking under the Sarbanes-Oxley Act severely shortened the Form 4 reporting deadline, from the tenth day of the following month to the second business day following the trade. We have since revised our procedures, trained our remaining personnel regarding the reporting process and better informed our directors and officers of the revised reporting deadlines. We believe that our current procedures and education campaign will result in significantly fewer late filings during the remainder of 2003.

Beneficial Ownership Reports

	Number of late	Number of known
Name	reports/transactions	failures to file

A. George (Skip) Battle	3/3	0
Scott T. Bauer	4/3	0
Steven Berkowitz	2/2	0
Adrian Cox	1/1	0
Cynthia Pevehouse	2/2	0
Claudio Pinkus	3/2	0
Steven J. Sordello	4/4	0
Heather J. Staples	3/2	0
David S. Carlick	1/1	0
Joshua C. Goldman	1/1	0
Garrett Gruener	1/1	0
James D. Kirsner	2/2	0
Roger A. Strauch	2/3	0
Geoffrey Y. Yang	2/2	0

COMPENSATION OF DIRECTORS AND OFFICERS

Compensation of Directors

     Directors who are employees of Ask Jeeves do not receive any additional compensation for their services as directors. Beginning in January 2003, those directors who are not employees of Ask Jeeves, receive an annual payment of $15,000, payable in quarterly installments of $3,750 each on the last day of each quarter, provided that the director is still a member of our board at such time. However, the chairperson of the Board will receive an annual payment of $30,000, payable in quarterly installments of $7,500 each on the last day of each quarter, provided that the director is still the chair of our board at such time. Additionally, each director who serves as a chairperson of either our audit or compensation committee receives an annual payment of $5,000, payable in quarterly installments of $1,250 each on the last day of each quarter, provided that such director serves as chairperson of the same committee at such time. All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

     On February 13, 2002, in recognition of their service as directors to Ask Jeeves, each of Messrs. Battle, Gruener, Kirsner, Strauch and Yang received options to purchase up to 15,000 shares, and Mr. Carlick received options to purchase up to 7,500 shares, of our common stock. These options have a per share exercise price of $1.38, which is the fair market value of one share of our common stock on the date of the grant of the options. Each of these options granted to the directors will vest 100% upon the first anniversary of the grant date.

     On March 25, 2002, in consideration for his services to be rendered to Ask Jeeves as a director, Mr. Goldman received options to purchase up to 50,000 shares of our common stock. These options were granted under our 1999 Non-Qualified Equity Incentive Plan, have a maximum term of ten years, and will vest over a total of four years with 25% vesting on the first anniversary of the grant date, and the balance of the options vesting in equal monthly installments over the subsequent thirty-six month period. These options have a per share exercise price of $2.00, which is the fair market value of one share of our common stock on the date of grant of the options.

     In recognition of their service as directors to Ask Jeeves, on October 23, 2002 each of Messrs. Carlick, Goldman, Gruener, Kirsner, Strauch and Yang received options to purchase up to 20,000 shares of our common stock. These options were granted under our 1999 Equity Incentive Plan, have a maximum term of ten years, and will vest 100% upon the first anniversary of the grant date. These options have a per share exercise price of $1.50, which is the fair market value of one share of our common stock on the date of grant of the options.

     In February 2003, our board of directors modified our program of director stock option grants. The new program was adopted by an amendment to our 1999 Equity Incentive Plan. The amendment provides that future option grants to non-employee directors will be automatic and, to the extent possible, self-effectuating. On the date of our 2003 Annual Meeting, each of our non-employee directors continuing in office will be granted options to purchase up to 10,000 shares of our common stock. The per share exercise price of these options will be the fair market value of one share of our common stock on the date of grant. Each individual who first becomes a director after our 2003 Annual meeting (other than an individual who was employed by the us within the prior six-month period) will automatically be granted options as of that date to purchase up to 50,000 shares of our common stock. In addition, on the first business day of each calendar quarter during the term of the 1999 Equity Incentive Plan, commencing with July 1, 2003, each of our non-employee directors on that date who has served as a director for at least six months will automatically be granted options as of that date to purchase up to 5,000 shares of our common stock. The per share exercise price of each of these 50,000-share and additional 5,000-share options will be the fair market value of one share of our common stock on the day such option is granted. The maximum term of each option under the non-employee director option grant program will be 10 years from the respective date of grant of the option, subject to earlier termination in connection with a termination of service or certain change in control events. The initial 10,000-share options and the quarterly 5,000-share options will vest over a one-year period with 50% vesting after six months, 25% vesting after nine months, and the remaining 25% vesting one year after grant. Each option covering 50,000 shares will vest over a total of four years with 25% vesting on the first anniversary of the grant date, and the balance of the options vesting in equal monthly installments over the subsequent thirty-six month period. If a director ceases to provide services to us, the director’s unvested options granted under the non-employee director option grant program will terminate and the director will have 90 days (one year in the event of a termination of services due to the director’s death or disability) to exercise any vested options. As provided in the 1999 Equity Incentive Plan, options granted to directors under the non-employee director option grant program may become vested upon, and may terminate in connection with, certain sales or other dispositions of all or substantially all of our assets or certain merger or consolidation events in which the options are not to be assumed or continued following the event. Our board of directors may, from time to time, amend the grant levels and/or other terms of director grants under the 1999 Equity Incentive Plan. Our board of directors also retains the discretion to make other award grants to directors under the 1999 Equity Incentive Plan.

Compensation of Executive Officers

     The following table shows for the fiscal year ended December 31, 2002 compensation awarded or paid to, or earned by, our Chief Executive Officer, each of the four most highly compensated executive officers serving at December 31, 2002, and two additional individuals who would have been one of the four most highly compensated executive officers except for the fact that at December 31, 2002 they were no longer employed by us.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation

									Securities
Name and 2002					Other Annual		Restricted Stock		Underlying	All Other
Principal Position	Year	Salary	Bonus		Compensation		Awards		Options	Compensation

A. George (Skip) Battle	2002	$250,000	—		—		$213,583	(2)	415,000 (3)	—
Chief Executive Officer	2001	252,271	—		—		—		770,000 (4)	—
and Director (1)	2000	16,250	—		—		—		360,000	—
Steven J. Sordello (5)	2002	200,000	—		—		108,337	(7)	125,000	—
Chief Financial Officer	2001	200,000	—		$200,000	(6)	—		150,000	—
	2000	147,500	$26,508		—		—		55,000	—
Steven Berkowitz (8)	2002	275,000	—		—		144,115	(9)	150,000	—
President, Web	2001	173,990	61,875		—		—		400,000	—
Properties Division	2000	—	—		—		—		—	—
Adrian Cox (10)	2002	218,443	75,189		5,227	(11)	—		200,000	—
Chief Executive	2001	—	—		—		—		—	—
Officer, Ask Jeeves	2000	—	—		—		—		—	—
UK Division
Claudio A. Pinkus	2002	275,000	448,680	(12)	—		132,652	(13)	150,000	—
Chief Strategy Officer	2001	275,000	—		—		—		270,000	—
	2000	212,501	49,219		—		—		80,000	—
George S. Lichter (14)	2002	47,420	448,680	(15)	—		—		—	488,326	(16)
Former President, Ask	2001	275,000	—		—		—		270,000	—
Jeeves International,	2000	212,503	49,219		—		—		90,000	—
Inc.
Cynthia L. Pevehouse (17)	2002	210,898	—		—		43,372	(18)	75,000	130,000	(19)
Former General Counsel	2001	200,000	—		—		—		75,000	—
	2000	150,359	32,958		—		—		150,000	—

(1)	Mr. Battle was appointed Chief Executive Officer in December 2000.

(2)	Mr. Battle was awarded a total of 83,431 shares of restricted stock, in lieu of a cash bonus under our bonus plan. Until the shares vest, they may not be sold or pledged by the officer and are subject to a right of repurchase by our company. These restricted shares vest according to the following schedule: 18,492 shares vest on April 1, 2003, 25,000 shares vest on October 1, 2003, and 39,939 shares vest on October 31, 2003. The value shown in the table is based on the closing price of $2.56 per share on December 31, 2002. Under the applicable equity incentive plan, the officer has the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(3)	15,000 of these options were granted to Mr. Battle in connection with services rendered as a member of our board of directors.

(4)	50,000 of these options were granted to Mr. Battle in connection with services rendered as a member of our board of directors.

(5)	Mr. Sordello began serving as Chief Financial Officer in December 2000. Prior to that date, he served as Vice President—Financial Planning and Director, Financial Planning and Analysis.

(6)	Upon his appointment as Chief Financial Officer on January 1, 2001, we awarded Mr. Sordello an incentive sign-on bonus of $200,000 in the form of an unsecured promissory note due December 31, 2001. Pursuant to the terms of the note, all unpaid principal and accrued interest would be forgiven if Mr. Sordello remained employed by us on December 31, 2001. Mr. Sordello continues to serve as our Chief Financial Officer and the note was cancelled December 31, 2001.

(7)	Mr. Sordello was awarded a total of 42,319 shares of restricted stock, in lieu of a cash bonus under our bonus plan. Until the shares vest, they may not be sold or pledged by the officer and are subject to a right of repurchase by our company. These restricted shares vest according to the following schedule: 9,273 shares vest on April 1, 2003, 15,094 shares vest on October 1, 2003, and 17,952 shares vest on October 31, 2003. The value shown in the table is based on the closing price of $2.56 per share on December 31, 2002. Under the applicable equity incentive plan, the officer has the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(8)	Mr. Berkowitz began serving as President, Web Properties in April 2001.

(9)	Mr. Berkowitz was awarded a total of 56,295 shares of restricted stock, in lieu of a cash bonus under our bonus plan. Until the shares vest, they may not be sold or pledged by the officer and are subject to a right of repurchase by our company. These restricted shares vest according to the following schedule: 12,307 shares vest on April 1, 2003, 17,393 shares vest on October 1, 2003, and 26,595 shares vest on October 31, 2003. The value shown in the table is based on the closing price of $2.56 per share on December 31, 2002. Under the applicable equity incentive plan, the officer has the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(10)	Mr. Cox began serving as Chief Executive Officer, Ask Jeeves UK Division in February 2002 when we acquired full ownership of Ask Jeeves UK.

(11)	Represents Mr. Cox’s car allowance.

(12)	Represents a cash bonus of $284,501 and a fully-vested award of 117,271 shares of our common stock (based on the fair market value of $1.40 per share on the date of the award, this stock bonus was valued at approximately $164,179).

(13)	Mr. Pinkus was awarded a total of 51,817 shares of restricted stock, in lieu of a cash bonus under our bonus plan. Until the shares vest, they may not be sold or pledged by the officer and are subject to a right of repurchase by our company. These restricted shares vest according to the following schedule: 12,308 shares vest on April 1, 2003, 16,501 shares vest on October 1, 2003, and 23,008 shares vest on October 31, 2003. The value shown in the table is based on the closing price of $2.56 per share on December 31, 2002. Under the applicable equity incentive plan, the officer has the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(14)	Mr. Lichter resigned effective as of January 31, 2002.

(15)	Represents a cash bonus of $284,501 and a fully-vested award of 117,271 shares of our common stock (based on the fair market value of $1.40 per share on the date of the award, this stock bonus was valued at approximately $164,179).

(16)	Represents our forgiveness of a $220,168 loan, severance of $137,500 and $130,658 from disqualifying dispositions of investment stock options or exercise of nonqualifying stock options.

(17)	Ms. Pevehouse resigned effective December 31, 2002.

(18)	Ms. Pevehouse was awarded a total of 16,942 shares of restricted stock, in lieu of a cash bonus under our bonus plan. Until the shares vest, they may not be sold or pledged by the officer and are subject to a right of repurchase by our company. These restricted shares vest according to the following schedule: 8,034 shares were to vest on April 1, 2003 and 8,908 shares were to vest on October 1, 2003. In connection with Ms. Pevehouse’s resignation, these shares vested on her termination date of December 31, 2002. The value shown in the table is based on the closing price of $2.56 per share on December 31, 2002. Under the applicable equity incentive plan, the officer has the right to vote and receive any dividends payable on all restricted shares, even prior to vesting.

(19)	Represents severance.

Stock Option Grants

     We grant options to our executive officers under our 1999 Equity Incentive Plan and 1999 Non-Qualified Equity Incentive Plan. As of December 31, 2002, options to purchase an aggregate of 10,501,534 shares were outstanding under these incentive plans and options to purchase an aggregate of 7,255,233 shares remained available for grant thereunder.

     The following table sets forth information concerning the grant of stock options to each of the executive officers named in the Summary Compensation Table listed above during the fiscal year ended December 31, 2002.

Stock Option Grants in 2002

					Potential realizable value at
	Number of	% of Total Options			assumed annual rates of stock price
	Securities	Granted to			appreciation for option term (9)
	Underlying Options	Employees in Fiscal	Exercise Price per	Expiration
Name	Granted (1)	2002 (8)	Share	Date	5%	10%

A. George (Skip) Battle (2)	15,000	0.36%	$1.38	02/13/12	$13,018	$32,990
	400,000	9.59	1.21	05/10/12	304,385	771,371
Steven J. Sordello (3)	125,000	3.00	1.21	05/10/12	95,120	241,054
Steven Berkowitz (4)	150,000	3.60	1.21	05/10/12	114,144	289,264
Adrian Cox (5)	160,000	3.84	1.10	06/05/12	110,432	279,906
	40,000	0.96	1.15	09/05/12	28,929	73,312
Claudio A. Pinkus (6)	150,000	3.60	1.21	05/10/12	114,144	289,264
George S. Lichter	—	—	—	—	—	—
Cynthia L. Pevehouse (7)	75,000	1.80	1.21	05/10/12	57,072	144,632

(1)	Options granted during the fiscal year ended December 31, 2002 were granted under either the 1999 Non-Qualified Equity Incentive Plan or the 1999 Equity Incentive Plan.

(2)	Options for 15,000 shares expiring on February 13, 2012 granted to Mr. Battle vest 100% on February 13, 2003. Options for 400,000 shares expiring on May 10, 2012 granted to Mr. Battle vest over forty-eight months in equal monthly installments beginning April 1, 2002. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(3)	Options expiring on May 10, 2012 granted to Mr. Sordello vest over forty-eight months in equal monthly installments beginning April 1, 2002. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(4)	Options expiring on May 10, 2012 granted to Mr. Berkowitz vest over four years with 25% vesting on April 1, 2003 and the remainder vesting in equal monthly installments over the subsequent thirty-six month period. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(5)	Options for 160,000 shares expiring on June 5, 2012 granted to Mr. Cox vest 50% on December 31, 2002 and the remainder vest in equal monthly installments over the subsequent twenty month period. Options for 40,000 shares expiring on September 5, 2012 granted to Mr. Cox vest 25% on September 5, 2003 and the remainder vest in equal monthly installments over the subsequent thirty-six month period.

(6)	Options expiring on May 10, 2012 granted to Mr. Pinkus vest over forty-eight months in equal monthly installments beginning April 1, 2002. See the Compensation, Change-in Control and Severance Arrangements disclosure section below for information regarding acceleration of this vesting schedule.

(7)	Options expiring on May 10, 2012 granted to Ms. Pevehouse were to vest over forty-eight months in equal monthly installments beginning April 1, 2002. The vesting of these shares was accelerated by six months at the date of Ms. Pevehouse’s termination on December 31, 2002.

(8)	Based on granted options to purchase 4,460,336 shares of common stock during the period from January 1, 2002 to December 31, 2002.

(9)	Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the closing price of $2.56 per share on December 31, 2002, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% and 10% rate shown in the table for the remainder of the ten-year term of the option and subtracting from that result the aggregate option exercise price. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock price growth.

Stock Option Exercises

     The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options during the fiscal year ended December 31, 2002 and the number of shares of common stock subject to exercisable and unexercisable stock options held as of December 31, 2002 by each of the executive officers named in the Summary Compensation Table. Also reported are values of unexercised in-the-money options, which represent the positive spread between the respective exercise prices of outstanding stock options and closing price of $2.56 on December 31, 2002.

Aggregated Option Exercises in 2002 and Year-End Option Values

			Number of securities		Value of
			underlying unexercised		unexercised in-the-money options
	Number of Shares		options at December 31, 2002		at December 31, 2002
	Acquired on
Name	Exercise	Value Realized	Exerciseable	Unexerciseable	Exerciseable	Unexerciseable

A. George (Skip) Battle	—	—	883,749	661,251	$920,834	$951,833
Steven J. Sordello	—	—	200,379	168,621	180,169	241,331
Steven Berkowitz	—	—	155,833	394,167	125,908	400,992
Adrian Cox	—	—	80,000	120,000	116,960	173,360
Claudio A. Pinkus	—	—	498,957	167,709	287,923	182,327
George S. Lichter	223,750	$130,658	—	—	—	—
Cynthia L. Pevehouse	—	—	196,262	—	105,553	—

Compensation, Change-in-Control and Severance Arrangements

     We have entered into the following employment contracts, change-in-control arrangements and severance arrangements with our officers named in the summary compensation table, above. All of the contracts mentioned below were included, or incorporated by reference, as exhibits to our most recent annual report on Form 10-K.

A. George (Skip) Battle

     Upon his appointment as our Chief Executive Officer, we provided A. George (Skip) Battle with an offer letter dated December 8, 2000. Subsequently, we provided Mr. Battle with an offer letter dated April 3, 2001, which replaced the December 8, 2000 offer letter. This new offer letter provides Mr. Battle with an initial annual base salary of $250,000 and the eligibility to participate in our existing executive bonus program, which would provide him with the opportunity to earn up to an additional 60% of his initial base salary if specific company financial targets set by our board of directors are met. Pursuant to this offer letter, Mr. Battle also received options to purchase up to 720,000 shares of our common stock at an exercise price of $0.875 per share (the “720,000 Share Option”), which was the fair market value of a share of our common stock on the date of grant. These options were granted under our 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years, and will vest over a period of thirty-six months with 25% vesting on September 4, 2001, and the remainder vesting in equal monthly installments over the subsequent thirty-one month period.

     Pursuant to the terms of his offer letter, if we experience a change of control (as defined in the offer letter), Mr. Battle will receive immediate vesting of 100% of the 720,000 Share Option. Regardless of any change of control, in the event Mr. Battle voluntarily terminates his employment as Chief Executive Officer and thereafter (i) remains on our board of directors and (ii) executes a release of claims against us, Mr. Battle will remain eligible for one-third of the then-unvested portion of the 720,000 Share Option, which will continue to vest in equal monthly installments. In the event of any subsequent termination of Mr. Battle’s service on the Board of Directors, Mr. Battle will be entitled to exercise the then-vested portion of the 720,000 Share Option until the earlier of (i) three months following his termination of service as a member of our board of directors or (ii) the expiration of the option. Similarly, in the event Mr. Battle voluntarily terminates his employment as Chief Executive Officer but does not thereafter continue to serve on our board of directors (or remains on our board of directors but fails to execute a release of claims against us), Mr. Battle will lose any then-unvested portion, but will be entitled to exercise the then-vested portion, of the 720,000 Share Option until the earlier of (i) three months following his termination or (ii) the expiration of the option.

     Pursuant to the terms of his offer letter, in the event our board of directors terminates Mr. Battle’s employment as Chief Executive Officer and Mr. Battle executes a release of claims against us, Mr. Battle will be entitled to immediate vesting of one-third of the then-unvested portion of the 720,000 Share Option (but will lose the remaining unvested portion). In the event Mr. Battle’s employment as Chief Executive Officer is involuntarily terminated and he also is removed simultaneously from our board of directors, Mr. Battle will be entitled to exercise the then-vested portion of the 720,000 Share Option until the earlier of (i) three years following his termination or (ii) the expiration of the option.

     In the event Mr. Battle’s employment is involuntarily terminated but he remains on our board of directors, Mr. Battle shall be entitled to exercise the then-vested portion of the 720,000 Share Option until the earlier of (i) three months following the termination of service on our board of directors or (ii) the expiration of the option.

     On November 14, 2002, we provided Mr. Battle with a severance benefit letter agreement that amends and is in addition to his offer letter of April 3, 2001. Under the terms of the severance benefit letter, should Mr. Battle’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period described above, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage; and

•	acceleration of the portion of his Spring 2002 grant of 400,000 options (the “400,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Battle would receive acceleration of 400,000 Share Option to the extent then outstanding, such that Mr. Battle would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, should Mr. Battle’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs; and

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage.

     However, these benefits are subject to the benefit limitations defined in the severance benefit letter.

Steven Berkowitz

     Our offer letter to Steven Berkowitz, dated April 23, 2001, provides for an initial annual base salary of $275,000. In addition, pursuant to his offer letter, Mr. Berkowitz is eligible to participate in our existing executive bonus program, which would provide him with the opportunity to earn up to an additional 120% of his quarterly base salary if specific company financial targets set by our board of directors are met. Pursuant to the terms of his offer letter, Mr. Berkowitz was granted options to purchase up to 360,000 shares of our common stock (the “360,000 Share Option”) on May 16, 2001, at an exercise price of $1.77, which was the fair market value of a share of our common stock on the date of grant. These options were granted under the 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on May 16, 2002, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Also, pursuant to the terms of his offer letter, Mr. Berkowitz was granted options to purchase up to 40,000 shares of our common stock on August 2, 2001 at an exercise price of $1.56, which was the fair market value of a share of our common stock on the date of grant. These options were granted under the 1999 Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on August 2, 2002, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Under the terms of the offer letter, in the event we experience a change of control (as defined in the offer letter) and there has been a constructive termination of his employment or upon termination by us of Mr. Berkowitz’s employment without cause (as defined in the offer letter), the portion of his 360,000 Share Option that would have otherwise become exercisable during the following six months will accelerate and become immediately exercisable.

     On November 14, 2002, we provided Mr. Berkowitz with a severance benefit letter agreement that amends and is in addition to his offer letter of April 23, 2001. Under the terms of the severance benefit letter, should Mr. Berkowitz’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 150,000 options (the “150,000 Share

Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Additionally, pursuant to Mr. Berkowitz’s severance benefit letter agreement, should (i) Mr. Battle cease for any reason to serve as our Chief Executive Officer and (ii) a person other than Mr. Berkowitz be appointed as the successor Chief Executive Officer, then upon an involuntary termination (as defined in the severance benefit letter) of his employment (including Mr. Berkowitz’s voluntary resignation in the event he is not appointed the successor Chief Executive Officer) within 60 days after the appointment of the successor Chief Executive Officer, Mr. Berkowitz’s severance benefits will be enhanced as follows:

•	his base salary continuation payments will increase from six months to nine months;

•	his target bonus payment to which he is entitled will increase to 75%;

•	the maximum period of health care coverage will be extended for an additional three months; and

•	the portion of his 150,000 Share Option that would have otherwise become exercisable during the following nine months will accelerate and become immediately exercisable.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Berkowitz would receive acceleration of his 150,000 Share Option to the extent then outstanding, such that Mr. Berkowitz would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, should Mr. Berkowitz’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

However, these benefits are subject to the benefit limitations defined in the severance benefit letter.

George S. Lichter

     George S. Lichter resigned his position as President of Ask Jeeves International, Inc. effective January 31, 2002. In connection with his resignation, we entered into a separation agreement with Mr. Lichter. Pursuant to the terms of the separation agreement, Mr. Lichter received severance pay of $137,500 which net amount was deducted from amounts owed to us under certain promissory notes executed by Mr. Lichter on June 23, 1999 and April 13, 2000, as each was amended on June 20, 2000, a promissory note dated October 5, 2000 and an agreement executed June 27, 2001 (collectively, the “Notes”). Under the Separation Agreement, outstanding principal and interest under the Notes in the aggregate amount of $220,168 was forgiven, and all unvested stock options granted to Mr. Lichter that would have become vested by July 31, 2002 were accelerated and became fully vested on January 31, 2002.

     Pursuant to the separation agreement, in lieu of paying Mr. Lichter the proportionate payment under his incentive agreement with us effective as of January 2, 2001, as amended June 18, 2001 and August 31, 2001, upon dissolution of Ask Jeeves en Espanol, we credited the amount of $284,501 against amounts owed us under the Notes. In connection with our acquisition of full ownership in Ask Jeeves UK, we became obligated to make an additional payment under the incentive agreement. In satisfaction of those obligations, we issued to Mr. Lichter in March 2002, a fully-vested award of 117,271 shares of our common stock, all of which were issued under our 1996 Equity Incentive Plan. Based on the fair market value of $1.40 per share on the date of the award, this stock bonus was valued at approximately $164,179. Under the terms of the separation agreement, our incentive agreement obligations in connection with a joint venture equity transfer for Ask Jeeves Japan were satisfied pursuant to a trust agreement under the Ask Jeeves International Deferred Compensation Agreement dated February 6, 2002. Pursuant to the trust agreement, Mr. Lichter shall receive either:

•	cash equal to the value of the assets that are distributed by Ask Jeeves Japan to its shareholders or payments to the Ask Jeeves Japan shareholders by a third party in connection with a sale of Ask Jeeves Japan to or merger of Ask Jeeves Japan with another party, with respect to 8.056 shares of Ask Jeeves Japan stock (adjusted for certain changes in capitalization of Ask Jeeves Japan, as provided in the agreement), or

•	8.056 shares of Ask Jeeves Japan stock or cash equal to this stock, in the event Ask Jeeves Japan effects a public offering of its stock.

Cynthia L. Pevehouse

     Cynthia L. Pevehouse resigned her position as our General Counsel effective December 31, 2002. In connection with her resignation, we entered into a separation agreement with Ms. Pevehouse. Pursuant to the terms of the separation agreement, Ms. Pevehouse received:

•	a lump sum payment of $100,000, which was equivalent to six months of her base salary;

•	a lump sum payment of $30,000, which was equivalent to 50% of her target bonus for fiscal year 2002;

•	reasonable customary outplacement assistance for up to six months following her termination date;

•	accelerated vesting of the portion of her Spring 2002 grant of 75,000 options that would have otherwise vested during the following six-months; and

•	payment of her monthly premium of health coverage until the earlier of: (a) six months following the termination date, (b) the first date she is covered under another employer’s health benefit program, or (c) the end of her statutory entitlement to health care coverage.

Claudio A. Pinkus

     Our offer letter to Claudio A. Pinkus, dated June 11, 1999, provided for an initial annual base salary of $150,000 and a $50,000 bonus based on performance, payable on June 18, 2000. In addition, in accordance with his offer letter, Mr. Pinkus was granted options to purchase up to 100,000 shares of our common stock (the “100,000 Share Option”) at an exercise price of $10.00 per share, which was the fair market value of our common stock on the date of the grant. These options were granted under the 1999 Equity Incentive Plan, have a maximum term of 10 years and vest over four years with 25% vesting on June 16, 2000, and the balance vesting in equal monthly installments during the subsequent thirty-six month period. Under the terms of his offer letter, in the event we experience a change of control or upon termination by us of Mr. Pinkus’ employment “without cause,” the portion of his 100,000 Share Option that would have otherwise become exercisable during the following six months will accelerate and become immediately exercisable.

     Effective January 2, 2001, we entered into an incentive agreement with Mr. Pinkus. Under the terms of the incentive agreement, Mr. Pinkus was granted options to purchase up to 250,000 shares of our common stock at an exercise price of $1.63 per share, which was the fair market value of our common stock on the date of grant. These options were granted under the 1999 Non-Qualified Equity Incentive Plan, have a maximum term of 10 years and vested 50% on July 2, 2001 with the remaining portion vesting in equal monthly installments over the subsequent eighteen months. Under the incentive agreement, we also agreed to transfer to Mr. Pinkus a 0.95% equity interest in each of three joint ventures, Ask Jeeves en Espanol, Ask Jeeves UK and Ask Jeeves Japan. Under the Incentive Agreement, if these joint venture equity transfers were not made by a certain date, in lieu thereof we would grant Mr. Pinkus additional options to purchase shares of our common stock. The incentive agreement was amended on June 18, 2001 and August 29, 2001 to extend the grant deadline. On November 27, 2001, the incentive agreement was further amended to provide for an additional extension of the grant deadline in connection with the Ask Jeeves UK and Ask Jeeves Japan joint venture equity transfers and to provide that Mr. Pinkus would receive a cash payment in lieu of any rights to receive the joint venture equity transfer or rights to grants of options to purchase shares of our common stock in connection with Ask Jeeves en Espanol. As a result of the dissolution of Ask Jeeves en Espanol in October 2001, Mr. Pinkus received a payment of $284,501 in January 2002. In February 2002, we entered into an agreement to acquire 100% of the equity interest of Carlton & Granada Internet Limited, resulting in our 100% ownership of Ask Jeeves UK. As a result of the change of ownership structure of Ask Jeeves UK, Mr. Pinkus received a fully-vested award of 117,271 shares of our common stock, all of which were issued under our 1996 Equity Incentive Plan. Based on the fair market value of $1.40 per share on the date of the award, this stock bonus award was valued at approximately $164,179.

     On November 14, 2002, we provided Mr. Pinkus with a severance benefit letter agreement that amends and is in addition to his offer letter and incentive agreements. Under the terms of the severance benefit letter, should Mr. Pinkus’ employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 150,000 options (the “150,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Additionally, pursuant to Mr. Pinkus’ severance benefit letter agreement, should we cease all or substantially all of the operations of our Jeeves Solutions division, or sell or otherwise spin off all or substantially all of the assets of the Jeeves Solutions division, and an involuntary termination (as defined in the severance benefit letter) of his employment occurs within 60 days after such cessation of operations, sale or spinoff, then Mr. Pinkus’ severance benefits will be enhanced as follows:

•	his base salary continuation payments will increase from six months to nine months;

•	his target bonus payment to which he is entitled will increase to 75%;

•	the maximum period of health care coverage will be extended for an additional three months; and

•	his 150,000 Share Option would accelerate and become immediately exercisable in full, to the extent then outstanding.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Pinkus would receive acceleration of his 150,000 Share Option to the extent then outstanding, such that Mr. Pinkus would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, should Mr. Pinkus’ employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     However, these benefits are subject to the benefit limitations defined in the severance benefit letter.

Steven J. Sordello

     On November 14, 2002, we provided Mr. Sordello with a severance benefit letter agreement. Under the terms of the severance benefit letter, should Mr. Sordello’s employment end by reason of involuntary termination (as defined in the severance benefit letter) and he executes a release of claims against us, then he will be entitled to:

•	base salary continuation payments for a period of six months;

•	50% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which the involuntary termination occurs;

•	continuation of existing health care coverage until the earliest to occur of (a) the expiration of the six-month salary continuation period, (b) the first date he is covered by another employer’s health benefit program, or (c) the end of his statutory entitlement to health care coverage;

•	acceleration of the portion of his Spring 2002 grant of 125,000 options (the “125,000 Share Option”) that would have otherwise become exercisable during the six-month salary continuation period; and

•	reimbursement for up to six months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     Pursuant to the terms of the severance benefit letter, upon a change of control or business segment sale (as each is defined in the severance benefit letter), Mr. Sordello would receive acceleration of his 125,000 Share Option to the extent then outstanding, such that Mr. Sordello would have the opportunity to exercise such option in full immediately prior to the effective date of that change of control or business segment sale.

     Additionally, should Mr. Sordello’s employment end by reason of (i) an involuntary termination within 18 months after a change in control or business segment sale (as each is defined in the severance benefit letter) or (ii) by voluntary resignation from employment with us for any reason within the 90 day period from the effective date of a change in control or business segment sale, and provided in either case that he executes a release of claims against us and does not without our express written consent render any services or provide any advice or assistance within one year of such involuntary termination or voluntary resignation to any competing business (as defined in the severance letter agreement), then he will be entitled to:

•	base salary continuation payments for a period of 12 months from such involuntary termination or voluntary resignation;

•	100% of his annual target bonus (as defined in the severance benefit letter) for our fiscal year in which such involuntary termination or voluntary resignation occurs;

•	continuation of existing health care coverage until the earliest to occur of (1) the expiration of the 12-month salary continuation period, (2) the first date he is covered by another employer’s health benefit program, or (3) the end of his statutory entitlement to health care coverage; and

•	reimbursement for up to 12 months of outplacement services which he obtains from one or more agencies authorized by us to provide him with such services.

     However, these benefits are subject to the benefit limitations defined in the severance benefit letter.

Compensation Committee Interlocks and Insider Participation

     As noted above, the compensation committee of the board of directors consists of Messrs. Carlick and Yang. During the year 2002, none of our executive officers served as members of the board of directors or compensation committee of any entity that has one or more executive officers who served on our board of directors or compensation committee.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

     The compensation committee of our board of directors is composed of Messrs. Carlick and Yang. The compensation committee establishes our compensation program for all employees, including executives. For executive officers, the compensation committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance and to enable Ask Jeeves to attract, retain and reward executive officers and other key employees who contribute to our long-term success and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	We pay market rates relative to companies in the Internet, and Internet software development services and technology industry nationally with which we compete for talent. To ensure that pay is competitive, we regularly compare our pay practices with these companies and set our pay parameters at market rates based on this review.

•	We maintain annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation at market rate levels.

•	We provide significant equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to our business challenges and opportunities as owners and not just as employees.

     Base Salary. The salary compensation for our employees, including executive officers, is based upon the compensation of employees in similar positions in similar companies in the industry. Salary adjustments for 2002 were based on each individual employee’s performance. In establishing base salaries for the executive officers other than our Chief Executive Officer, the compensation committee thoroughly reviewed the progress of the projects headed by each such officer and such officer’s contribution to Ask Jeeves. In addition, the compensation committee relied on market survey information. The compensation committee annually reviews each executive officer’s base salary. When reviewing base salaries, the compensation committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

     Annual Incentive. At the start of each year, the compensation committee reviews and approves the annual incentive program for that fiscal year. The program is designed to motivate the senior level employees of our corporation to positively impact our business results. The program is designed around three main components: company performance, division performance and individual performance. The compensation committee reviews and approves both the annual performance objectives for our individual executive officers and the performance objectives for the company and its divisions. The objectives consist of operating, strategic and financial goals that we consider critical to our fundamental long-term goal of building stockholder value.

     Long-Term Incentives. Our long-term incentive program consists of the 1996 Equity Incentive Plan, the 1999 Equity Incentive Plan, the 1999 Non-Qualified Equity Incentive Plan and the 1999 Employee Stock Purchase Plan.

     The 1999 Non-Qualified Equity Incentive Plan, the 1999 Equity Incentive Plan and the 1996 Equity Incentive Plan utilize vesting periods (generally four years) to encourage key employees to continue in our employ. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if our common stock appreciates over the long-term. The size of option grants is determined based on competitive practices in the Internet and technology industries and our philosophy of significantly linking executive compensation with stockholder interests. In 2002, the compensation committee granted to executives stock from both the 1999 Non-Qualified Equity Incentive Plan and the 1999 Equity Incentive Plan that will vest over a four-year period. Such grants were intended to provide incentive to successfully develop and expand our company beyond early stage of development and to maximize stockholder value over the next several years. The compensation committee believes this approach creates an appropriate focus on longer-term objectives and promotes executive retention.

     The 1999 Employee Stock Purchase Plan is intended to provide a means by which our employees may purchase Ask Jeeves common stock through payroll deductions. The plan is implemented by offerings of rights to eligible employees. Unless otherwise determined by our board of directors, common stock is purchased for accounts of employees participating in the plan at a price per share equal to the lower of:

•	85% of the fair market value of one share of common stock on the date of commencement of participation in the offering, or

•	85% of the fair market value of one share of common stock on the date of purchase.

     Generally, all regular employees, including executive officers, who work at least 20 hours per week and are customarily employed by us or by one of our affiliates for at least five months per calendar year may participate in the plan and may authorize payroll deductions of up to 15% of their base compensation for the purchase of stock under the plan. Such purchases of our common stock are intended to provide incentive to maximize longer-term stockholder value. The compensation committee believes this approach creates an appropriate focus on longer-term objectives and promotes employee retention.

Chief Executive Officer Compensation

     In setting the total compensation payable to our Chief Executive Officer, A. George (Skip) Battle, for the 2002 fiscal year, the compensation committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similarly situated companies in the Internet and the Internet software development services and technology industry, while at the same time assuring that a significant percentage of compensation was tied to our stock price appreciation. Mr. Battle does not participate in the discussions of the compensation committee relating to the setting of his compensation.

     In April 2002, the compensation committee decided to not increase Mr. Battle’s annual base salary and to keep it at the same level of $250,000 annually in recognition of the challenges faced by our company and with the objective of maintaining his base salary within the overall market range when compared to the base salary levels in effect for similarly situated chief executive officers. With respect to Mr. Battle’s base salary, it is the intent of the compensation committee to provide him a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by our performance factors. For the 2002 fiscal year, Mr. Battle’s base salary was approximately at the 10th percentile of the base salary levels of other chief executives at companies reviewed by the compensation committee.

     The other component of Mr. Battle’s 2002 fiscal year compensation was tied to increased stockholder value through stock price appreciation. In April 2002, Mr. Battle received a stock option grant along with other employees with an exercise price of the fair market value of the underlying option shares on the date of grant. The stock option grant provides a forty-eight month vesting schedule consisting of forty-eight equal monthly installments beginning immediately following the grant date. The compensation committee believes the use of stock option grants aligns our stockholders’ interests with those of our chief executive officer in that the stock option grant will only have value for Mr. Battle if the market price of the underlying option shares appreciates over the market price on the date of grant. The compensation committee believes that the number of stock options granted to Mr. Battle in fiscal 2002 was at the median of the stock options granted to similarly situated chief executive officers. Additionally, Mr. Battle received an award of restricted shares in lieu of a cash bonus payment under our existing annual incentive program, which was based on both Mr. Battle meeting his objectives and the company meeting its performance objectives by achieving profitability in the fourth quarter of 2002. Mr. Battle’s compensation for 2002 is set forth in the Summary Compensation Table included in this proxy statement.

Certain Tax Considerations

     Section 162(m) of the Internal Revenue Code, as amended, disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation’s executive officers, to the extent that compensation is not deemed to be performance-based pursuant to the criteria established under a stockholder-approved plan. The cash compensation paid to our executive officers for the 2002 fiscal year did not exceed the $1 million limit per officer, and the compensation committee does not expect the total cash compensation to be paid to any of our executive officers for fiscal 2003 to exceed the $1 million limit. Accordingly, the compensation committee has decided not to submit any of our cash incentive bonus plans for stockholder approval at the Annual Meeting or to take any other action to limit or restructure the elements of cash compensation payable to our executive officers. The compensation committee will reconsider this decision should the individual cash compensation of any executive officer be expected to exceed the $1 million level on a recurring basis as a result of their participation in one or more of our non-stockholder approved incentive bonus plans. The stock option grants made under our 1999 Equity Incentive Plan during the 2002 fiscal year did not qualify as performance-based compensation. As a result, any compensation deemed paid by us to a named executive officer upon the subsequent exercise of those options or the disposition of the shares purchased under those options will, together with the cash compensation paid to that individual for the year, be subject to the $1 million limitation.

Conclusion

     Through the plans described above, a significant portion of our compensation program is contingent on our performance, and realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE David S. Carlick, Chairman Geoffrey Y. Yang

AUDIT COMMITTEE REPORT

     The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

     The following is the report of our audit committee with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2002 included in our Annual Report on Form 10-K for that year.

     The audit committee has reviewed and discussed these audited consolidated financial statements with our management.

     The audit committee has discussed with our independent auditors, Ernst & Young LLP, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380) as amended, which includes, among other items, matters related to the conduct of the audit of our consolidated financial statements.

     The audit committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 as amended, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP from Ask Jeeves.

     Based on the review and discussions referred to above in this report, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE James D. Kirsner, Chairman David S. Carlick Joshua Goldman

AUDITING

Auditors

     Our board of directors has selected Ernst and Young LLP as our independent auditors for the fiscal year ending December 31, 2003. Ernst and Young LLP has audited our financial statements since 1998. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Audit Fees

     Ernst & Young LLP billed us $309,050 in aggregate fees for professional services rendered for the audit of our annual financial statements for fiscal year 2002 and the reviews of the financial statements included in our quarterly reports filed on Form 10-Q for fiscal 2002.

All Other Fees

     Fees billed to us by Ernst & Young LLP during fiscal year 2002 for all non-audit related services rendered to us, including income tax consulting and compliance, business acquisition and accounting consultations, assistance with Securities and Exchange Commission registration statements and other consulting totaled $81,200.

     We did not engage Ernst & Young LLP to provide any financial information system design and implementation services during fiscal year 2002.

Auditor Independence

     The audit committee of our board of directors has considered whether the provision of the services for which fees were billed in fiscal 2002 as described under “All Other Fees” were compatible with maintaining Ernst & Young’s independence.

Audit Committee Charter

     Our board of directors adopted a written charter for our audit committee. A copy of such charter was filed with our proxy statement for our Annual Meeting in 2001 and has not been modified since it was adopted.

PERFORMANCE MEASUREMENT COMPARISON

     The information contained in this Comparison shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act, or the Exchange Act.

     The following graph shows the total stockholder return of an investment of $100 in cash on July 1, 1999 for (i) Ask Jeeves common stock, (ii) the Nasdaq Stock Market (U.S.), (iii) the JP Morgan H&Q Internet Index, and (iv) the RDG Internet Index. All values assume reinvestment of the full amount of all dividends:

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     As part of the stock repurchase program approved by our board of directors in September 2001, we repurchased 30,625 shares of our common stock from Claudio Pinkus, on November 9, 2001, at a cash purchase price of $1.20 per share.

Interested Transactions

     Roger A. Strauch, a member of our board of directors, is also a member of the board of directors of Touchpoint, Inc. Mr. Strauch also is affiliated with two venture capital investment funds which currently hold a beneficial ownership interest in Touchpoint. Additionally, David S. Carlick, a member of our board of directors, is also a member of the board of directors of Touchpoint. We are a party to a marketing and business communications services contract with Touchpoint pursuant to which we paid Touchpoint $476,731 in 2002.

     Mr. Strauch, is also a member of the board of directors of Colarity, Inc. We are a party to a customer services agreement with Colarity, in which we paid $193,000 to Colarity in 2002 to provide us with a hosted discussion service. Mr. Strauch also is a member of the board of directors of Tightlink Corporation. We licensed helpdesk software services from Tightlink and paid them $91,000 in 2001 for such services. Additionally, Mr. Strauch was a member of the board of directors of diCarta, Inc. from October 1999 to June 2002. We were party to an application service agreement with diCarta, in which we paid $106,500 to diCarta in 2001.

     Joshua C. Goldman, a member of our board of directors, served as Chief Executive Officer of mySimon, Inc. from January 1999 to March 2002. In connection with an agreement for certain of our advertising products, mySimon paid us $582,013 in 2000 and $510,893 in 2001.

     We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. Our board of directors has established a policy that requires all transactions between Ask Jeeves and our officers, directors and principal stockholders or their affiliates must be approved by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to us than could be obtained from unaffiliated third parties.

OTHER MATTERS

     Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the proxies will be voted in accordance with the best judgment of the person or persons voting such proxies.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is December 6, 2003 (which is 120 calendar days before the anniversary of date of this proxy statement). Pursuant to our bylaws, a stockholder wishing to make a proposal or a nomination for director that is not to be included in our proxy statement for our 2004 Annual Meeting of Stockholders must provide specified information to us between January 10, 2004 and February 9, 2004 (which are 120 days and 90 days, respectively, before the anniversary of this year’s Annual Meeting). Stockholders are also advised to review our bylaws, which contain several additional requirements with respect to advance notice of stockholder proposals and director nominations.

By Order of the Board of Directors, /s/ Brett M. Robertson Brett M. Robertson Secretary and General Counsel

April 4, 2003

     A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2002 is available without charge upon written request to: Corporate Secretary, Ask Jeeves, Inc., 5858 Horton Street, Suite 350, Emeryville, California 94608.

DETACH HERE

PROXY

ASK JEEVES, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 9, 2003

     The undersigned hereby appoints A. George (Skip) Battle and Brett M. Robertson and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Ask Jeeves, Inc., which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Ask Jeeves, Inc. to be held at the Woodfin Hotel, 5800 Shellmound Street, Emeryville, California on Friday, May 9, 2003 at 10:00 a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

DETACH HERE

Please mark
☒	votes as in
this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP IN PROPOSAL 2

1.	To elect two directors to hold office until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

Nominees: (01) Joshua C. Goldman and (02) Geoffrey Y. Yang.

FOR ALL	☐	WITHHOLD	☐
NOMINEES		AUTHORITY
TO VOTE
FOR ALL
NOMINEES

☐
(INSTRUCTION: To withhold authority to vote for either nominee alone, check this box and write such nominee’s name above.)

2.	To ratify the selection of Ernst & Young LLP as independent auditors of Ask Jeeves for its fiscal year ending December 31, 2003.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change and note at left.	☐

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature:	Date:	Signature:	Date: